Exhibit 10.3

CONFIDENTIAL

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of April 6, 2006 (“Effective Date”), is between Broadwing Corporation, a Delaware corporation, on behalf of itself, its affiliates, subsidiaries, successors and assigns (collectively “Broadwing”), and Kim D. Larsen (“Executive”).

A. Executive is a key employee of Broadwing, and has made and is expected to continue to make significant contributions to the profitability, growth, and financial strength of Broadwing.

B. To promote retention and continuity of management, Broadwing desires to establish a severance benefit for Executive.

C. Broadwing has assessed the costs and benefits of providing benefits as provided in this Agreement and similar agreements for other key employees, and has determined that it is cost-effective and in the best interests of Broadwing to enter into this Agreement and such similar agreements.

D. Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

NOW, THEREFORE, as condition of Executive’s continued employment with Broadwing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Broadwing and Executive agree as follows:

1.	Nature of Employment

(a) Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either Executive or Broadwing elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the term as then in effect. For the avoidance of doubt, non-renewal of this Agreement by Broadwing pursuant to the proviso contained in the preceding sentence shall be considered a termination without Cause unless Executive is otherwise notified by Broadwing.

(b) Position. Executive is currently employed as Senior Vice President of M&A and Business Development, General Counsel and Secretary of Broadwing and shall perform such employment duties as are usual and customary for such position(s) and such other duties as the Board of Directors of Broadwing or the Chief Executive Officer shall from time to time reasonably assign to Executive. It is agreed that over time, Broadwing may hire a new General Counsel and possibly appoint a new Secretary to the Board. For this reason, the position of Senior Vice President of M&A and Business Development reporting to the CEO shall be the position to which the provisions of Sections 2 and 3 apply. ,Executive agrees to devote

Executive’s full business time, energy and skill, on an exclusive basis, to the business and affairs of Broadwing and will use Executive’s business time, energy and skill to promote the business and interests of Broadwing.

2.	Compensation

(a) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) of $281,948 per annum, as the same may be increased thereafter (or thereafter decreased, but not below the Base Salary as in effect on the Effective Date). The Base Salary shall be paid at such intervals as Broadwing pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible adjustment in Broadwing’s sole discretion, as determined by Broadwing’s Compensation Committee (the “Compensation Committee”) or full Board of Directors. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(b) Targeted Annual Variable Compensation. In addition to the Base Salary, Executive shall be eligible to earn, for each fiscal year of Broadwing ending during the Employment Period, targeted annual variable compensation equal to 70% of Executive’s Base Salary (the “Variable Compensation”). The target performance goals for such Variable Compensation shall be determined by the Compensation Committee in its sole discretion. The actual Variable Compensation earned by Executive for each fiscal year shall be calculated based on Broadwing’s performance and Executive’s performance as determined by Executive’s immediate supervisor.

(c) One Time Retention Award. Upon the Effective Date, Broadwing shall issue to Executive a one time award of 37,500 shares of restricted Broadwing’s common stock (the “Retention Award”). The Retention Award shall vest one-half (50%) in annual installments on the first and second anniversary of March 29, 2006; provided, however, that in no event shall the Retention Award vest after Executive’s termination of employment with Broadwing unless otherwise provided for in this Agreement.

(d) Long Term Incentive Awards. Broadwing has granted, and may in the future grant in its sole discretion, to Executive incentive awards under Broadwing’s long term equity incentive plans.

(e) Other Benefits.

(i) Provided that Executive continues to be employed on the date three (3) months following the earlier of: (A) the date in which the new chief executive officer begins full-time employment at the principal corporate headquarters of Broadwing in Austin, Texas or (B) December 31, 2006, Executive agrees that Executive’s primary place of employment shall be the principal corporate headquarters of Broadwing in Austin, Texas. Anytime after such date, Executive may choose to relocate his primary place of employment to Maryland. Given that Executive moved from Potomac, MD at Broadwing’s request for a limited period of time and has retained his house in Maryland,

(a) at any time after the Effective Date, Broadwing agrees to pay for all reasonable costs associated with Executive’s relocation to Maryland consistent with Broadwing’s applicable relocation assistance policy for executives but excluding any closing costs associated with purchasing a house in Maryland.

(b) Broadwing will continue to pay the grossed-up mortgage payment on Executive’s Austin residence until the earlier of (i) Executive’s sale of such house, and (ii) expiration of the three-year term in June, 2007 of the letter agreement governing such payment.

(ii) During the Employment Period, Executive shall be eligible to participate in those employee benefits which Broadwing, from time to time, generally makes available to its executives subject to the terms and conditions of such benefit plans or programs, which may include incentive plans, policies and programs, savings and retirement plans, policies and programs, welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs). In addition, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of Broadwing provided to executives of Broadwing.

3.	Termination of Employment

(a) Termination Upon Death. If Executive’s employment is terminated due to Executive’s death, Broadwing will pay to Executive’s estate:

(i) Executive’s accrued and unpaid current base salary (together with, if applicable to Executive, all unused vacation benefits accrued in accordance with Broadwing’s vacation accrual policies) accrued through the date of termination; and

(ii) the amount the targeted Variable Compensation Executive would have been paid had Executive continued employment until the end of the fiscal year in which such death occurs multiplied by a fraction in which the numerator is the number of days from and including the first day of such fiscal year up to and including the date of death and the denominator is 365; provided, however, that such amount shall be paid when Broadwing generally pays variable compensation to other Executives after the end of the fiscal year and shall be calculated based on Broadwing’s performance and Executive’s performance prior to termination as determined by Executive’s immediate supervisor.

(b) Termination Upon Disability. If Executive’s employment is terminated due to Executive’s Disability, Executive will be entitled to receive:

(i) Executive’s accrued and unpaid current base salary (together with, if applicable to Executive, all unused vacation benefits accrued in accordance with Broadwing’s vacation accrual policies) accrued through the date of termination; and

(ii) the amount the targeted Variable Compensation Executive would have been paid had Executive continued employment until the end of the fiscal year in which such termination due to Executive’s Disability occurs multiplied by a fraction in which the numerator is the number of days from and including the first day of such fiscal year up to and including the date of termination and the denominator is 365 provided, however, that such amount shall be paid when Broadwing generally pays variable compensation to other Executives after the end of the fiscal year and shall be calculated based on Broadwing’s performance and Executive’s performance prior to termination as determined by Executive’s immediate supervisor.

(c) Termination by Resignation; by Broadwing for Cause. If Executive’s employment is terminated due to Executive’s resignation other than for Good Reason or by Broadwing for Cause, Executive will be entitled to receive Executive’s accrued and unpaid current base salary accrued through the date of such termination (together with, if applicable to Executive, all unused vacation benefits accrued in accordance with Broadwing’s vacation accrual policies).

(d) Termination by Broadwing Other Than By Cause; Resignation For Good Reason. If Executive’s employment is terminated by Broadwing other than for Cause or due to Executive’s resignation for Good Reason, then Executive will be entitled to receive:

(i) Executive’s accrued and unpaid current base salary accrued through the date of termination (together with, if applicable to Executive, all unused vacation benefits accrued in accordance with Broadwing’s vacation accrual policies);

(ii) a lump sum cash payment equal to twenty-four (24) months of Base Salary at the time of termination;

(iii) a continuation for a twenty-four (24) month period following the month of termination in Broadwing’s medical and dental benefit programs for which executive employees are generally eligible;

(iv) full and complete accelerated vesting of Executive’s Retention Award; and

(v) payment for all reasonable costs associated with Executive’s relocation to Maryland consistent with Broadwing’s applicable relocation assistance policy.

Provided that, with respect to clauses (ii) through (v), Executive will be entitled to receive such amounts if and only if Executive has executed and delivered to Broadwing a General Release substantially in form and substance as set forth in Exhibit B attached hereto at the time of Executive’s termination and only so long as Executive is in compliance with the provisions of paragraphs 5, 6 and 7 of this Agreement; and provided further that an Executive who desires to terminate employment for Good Reason shall provide thirty (30) day advance written notice to Broadwing indicating the specific termination provision relied upon and, to the extent applicable, setting forth in reasonable detail the facts and circumstances claimed to be the basis of such termination.

(e) Termination After a Change of Control.

(i) If a Change of Control (as defined herein) occurs during the Employment Period, all outstanding stock options, restricted stock and other equity awards granted to Executive under any of Broadwing’s equity incentive plans (or awards substituted therefore covering the securities of a successor company), but excluding the Retention Award not otherwise vested, shall become immediately vested and exercisable in full.

(ii) If Executive’s employment is terminated by Broadwing without Cause or by Executive for Good Reason, in each case within two (2) years after the effective date of the Change of Control, then Executive shall be entitled to:

(A) the payments and benefits provided in Section 3(d), subject to the terms and conditions thereof;

(B) a lump sum cash payment equal to the target Variable Compensation in effect at the time of the termination multiplied by 2;

(C) the amount the targeted Variable Compensation Executive would have been paid had Executive continued employment until the end of the fiscal year in which such termination occurs multiplied by a fraction in which the numerator is the number of days from and including the first day of such fiscal year up to and including the date of termination and the denominator is 365 provided, however, that such amount shall be paid when Broadwing generally pays variable compensation to other Executives after the end of the fiscal year and shall be calculated based on Broadwing’s performance and Executive’s performance prior to termination as determined by Executive’s immediate supervisor; and

(D) all outstanding stock options, restricted stock and other equity awards granted to Executive under any of Broadwing’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) including the Retention Award not otherwise vested, shall become immediately vested and exercisable in full.

Provided that, with respect to clauses (A) through (D), Executive will be entitled to receive such amounts if and only if Executive has executed and delivered to Broadwing a General Release substantially in form and substance as set forth in Exhibit B attached hereto at the time of Executive’s termination.

(f) Termination After Hire of New Chief Executive Officer. If Executive’s employment is terminated by Broadwing for Cause or without Cause or due to Executive’s resignation for Good Reason within one (1) calendar year from the date of hire of the chief executive officer (the “Protected Period”), in addition to other amounts and/or benefits owed to Executive as set forth in this Agreement, (i) the outstanding stock options, restricted stock and other equity awards granted to Executive under any of Broadwing’s equity incentive plans (or awards substituted therefore covering the securities of a successor company), that would have vested within the Protected Period shall become immediately vested and exercisable in full; (ii)

the Retention Award shall vest in full; and (iii) Broadwing agrees to pay for all reasonable costs associated with Executive’s relocation to Maryland consistent with Broadwing’s applicable relocation assistance policy for executives, but excluding any closing costs associated with purchasing a house in Maryland.

(g) No Other Rights. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(h) Deductions; Withholding Taxes; Broadwing may withhold appropriate federal, state or local income, employment and other applicable taxes from payments hereunder.

(i) Compliance With Code Section 409A. Notwithstanding anything in this Agreement to the contrary, Broadwing may delay the payment of amounts otherwise payable hereunder if such delay is necessary to avoid any excise tax payable by Executive under Section 409A of the Code.

4.	Executive’s Representations

Executive hereby represents and warrants to Broadwing that:

(a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and

(b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than those previously disclosed to Broadwing,

EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

5.	Non-Solicitation

(a) Executive agrees that, as part of the employment or association with Broadwing, Executive will and/or have become familiar with the salary, pay scale, capabilities, experiences, skill and desires of Broadwing’s employees and consultants. Executive agrees that, for a period of twelve (12) months immediately following date of termination or resignation, Executive will not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with Broadwing, nor will Executive contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or association with Broadwing. For purposes of this paragraph, the “persons” covered by this prohibition include permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with Broadwing within six (6) months of the time of the attempted recruiting, solicitation, or hiring.

(b) In addition, Executive agrees that during Executive’s employment with Broadwing, Executive will not induce or attempt to induce any Covered Client or Customer to diminish, curtail, divert or cancel its business relationship with Broadwing. Additionally, Executive agrees that for a period of twelve (12) months following the date of termination or resignation, Executive will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of Broadwing. This paragraph is geographically limited to (i) the United States, or (ii) any location, storefront, address or place of business where a Covered Client or Customer is present and available for solicitation at that time. Executive further agrees that Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

6.	Confidential Information

(a) EXECUTIVE SHALL NOT DISCLOSE TO ANY PERSON (OTHER THAN EXECUTIVE’S IMMEDIATE FAMILY, OR TAX, LEGAL AND OTHER COUNSEL EXECUTIVE HAS CONSULTED REGARDING THE MEANING OR EFFECT OF THIS AGREEMENT OR AS REQUIRED BY LAW) THE EXISTENCE OF THIS AGREEMENT OR ANY OF THE TERMS, CONDITIONS OR OTHER FACTS WITH RESPECT TO THIS AGREEMENT.

(b) Executive acknowledges and agrees that Broadwing has provided and Executive has had access to Confidential Information and that the Confidential Information obtained by Executive while employed by Broadwing and its subsidiaries concerning the business or affairs of Broadwing or any subsidiary are the property of Broadwing or such subsidiary.

(c) For twelve (12) months subsequent to the date of termination, Executive agrees that Executive will continue to be bound by Broadwing’s Code of Conduct concerning the prohibited used of the Confidential Information and agrees not to utilize or disclose any such Confidential Information for any purpose, or to any person, without Broadwing’s written consent.

7.	Intellectual Property, Inventions and Patents

Executive acknowledges that all Work Product belong to Broadwing. Executive shall promptly disclose such Work Product to Broadwing and, at Broadwing’s expense, perform all actions reasonably requested by Broadwing (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

If Executive is based in Illinois, in accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, § 301 et seq. (1983), or California, in accordance with California Labor Code, § 2780 to §2782, Executive is hereby advised that this Section regarding

Broadwing’s and its subsidiaries’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of Broadwing or any subsidiary was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to the business of Broadwing or any subsidiary or to Broadwing’s or any subsidiaries’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for Broadwing or any subsidiary.

8.	Tax Protection

Anything to the contrary herein notwithstanding, if any payments provided for under this Agreement, together with any other payments or benefits that Executive has the right to receive from Broadwing (the “Payments”), would equal or exceed an amount equal to three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) (the “Safe Harbor Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Broadwing shall pay Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive will retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. the Compensation Committee, or any officer delegated by the Compensation Committee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Broadwing immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Broadwing to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee or such designated officer) within five (5) days of the receipt of such claim. Broadwing shall notify Executive in writing at least five (5) days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Broadwing decides to contest such claim, then Executive shall cooperate fully with Broadwing in such action; provided, however, Broadwing shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Broadwing’s action. If, as a result of Broadwing’s action with respect to a claim, Executive receives a refund of any amount paid by Broadwing with respect to such claim, then Executive shall promptly pay such refund to Broadwing. If Broadwing fails to timely notify Executive whether it will contest such claim or Broadwing determines not to contest such claim then Broadwing shall pay Executive the portion of such claim, if any, which it has not previously paid Executive.

Notwithstanding the foregoing provisions of this Section 8, if it shall be determined that Parachute Value of all Payments is more than 100% but not more than 115% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3(d)(ii) or 4(e)(ii)(B), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment. For the purposes of this Section 8, “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

9.	Notices

Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: at the address listed in Broadwing’s records

Notices to Broadwing:

Broadwing Corporation

1122 Capital of Texas Hwy.

Austin, Texas 78746

Attention: Vice President, Human Resources

Telephone: 512-742-3715

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.	Complete Agreement

Broadwing and Executive may be parties to one or more prior agreements regarding similar subject matter Agreement(s) (collectively, “Prior Agreement”). Such Prior Agreement, if any, is modified, amended and superseded by the terms of this Agreement. Accordingly, except as expressly stated otherwise in this Agreement, in the event that the terms of this Agreement conflict with the terms of any Prior Agreement, the terms of this Agreement shall control.

12.	Interpretation and No Strict Construction

This Agreement has been negotiated by the parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted. When the context requires, the number of all words includes the singular and plural.

13.	Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.	Successors and Assigns

This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Broadwing and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of Broadwing.

15.	Choice of Law and Enforcement

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Except as provided in the Mandatory Arbitration section below, with respect to any dispute or claims arising out of this Agreement or Executive’s employment relationship with Broadwing, the state and federal courts situated in Travis County, Texas, shall have personal jurisdiction over Broadwing and Executive to hear disputes concerning such claims, and that venue for any such disputes shall be exclusively in the state or federal courts in Travis County, Texas. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

(b) If, at the time of enforcement of Section 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work

Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Broadwing or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that no bond or security shall be required in obtaining such equitable relief. In addition, in the event of an alleged breach or violation by Executive of Section 5, the six-month or twelve-month period, as applicable, shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in this Agreement are reasonable and that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel.

16.	Amendment and Waiver

The provisions of this Agreement may be amended or waived only with the prior written consent of Broadwing and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, Broadwing’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.	Executive’s Cooperation

During the Employment and thereafter, Executive shall reasonably cooperate with Broadwing and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Broadwing (including, without limitation, Executive being available to Broadwing upon reasonable notice for interviews and factual investigations, appearing at Broadwing’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Broadwing all pertinent information and turning over to Broadwing all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Broadwing requires Executive’s cooperation in accordance with this paragraph, Broadwing shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection therewith (including travel, lodging, meals, and reasonable legal expenses, subject to Broadwing’s requirements with respect to reporting and documentation of such expenses).

18.	Mandatory Arbitration

In the event there is an unresolved legal dispute between the parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Executive and Broadwing, the parties agree to submit their dispute to binding arbitration under the authority of the Federal Arbitration Act and/or the Texas Arbitration Act; provided, however, that Broadwing may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 5, 6 or 7 above, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision. The Arbitration will be conducted by the American Arbitration Association pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The arbitrator(s) shall be duly licensed to practice law in the State of Texas. Each party will be allowed at least one deposition. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. Broadwing will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Austin, Texas, or another mutually agreeable site. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

THIS AGREEMENT CONTAINS DISPUTE RESOLUTION THROUGH BINDING ARBITRATION. THE PARTIES ACKNOWLEDGE AND AGREE THAT DISPUTES ARISING UNDER THIS AGREEMENT WILL BE RESOLVED THROUGH MANDATORY BINDING ARBITRATION UNDER SECTION 18 ABOVE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BROADWING CORPORATION

By:	/s/ Lynn D. Anderson
Name:	Lynn D. Anderson
Title:	SVP Chief Financial Officer

By:	/s/ Jack Brooks
Name:	Jack Brooks
Title:	VP Human Resources

EXECUTIVE

/s/ Kim D. Larsen
Kim D. Larsen

Exhibit A

Definitions

“Cause” shall mean any one or more of the following:

(i)	habitual intoxication;

(ii)	illegal drug use or illegal drug addiction;

(iii)	conviction of a felony (or plea of guilty or nolo contendre);

(iv)	a material failure or inability to perform duties or obligations as an employee, other than from illness or injury;

(v)	willful misconduct or negligence in the performance of duties or obligations as an employee; or

(vi)	any material breach of this Agreement, or other agreement entered into between Broadwing and Executive;

provided, however, that in the case of (i), (ii), (iv) or (v) (with respect to negligence only) above, Executive shall have received written notice from Broadwing of the acts purportedly constituting Cause and shall have failed to cure such acts within thirty (30) days following receipt of such notice.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Change of Control” means the first to occur of any of the following:

(i)	any sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Broadwing;

(ii)	individuals who, as of the Effective Date, constitute the entire Board of Directors (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election was approved by a vote of a majority of the then Incumbent Directors shall be, for the purpose of this provision, considered as though such individual were an Incumbent Director;

(iii)	any consolidation or merger of Broadwing with any other entity where the stockholders of Broadwing immediately prior to the consolidation or merger (other than any stockholder directly or indirectly acquiring control in said consolidation or merger), would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger (or its parent corporation, if any);

(iv)	a person or entity becomes the beneficial owner, directly or indirectly, of securities of Broadwing representing seventy-five percent (75%) or more of the total number of votes that may be cast for the election of the directors of Broadwing; or

(v)	the Board, by vote of a majority of all of the directors, adopts a resolution to the effect that a Change of Control has occurred for purposes of the Agreement;

“Confidential Information” shall mean the information, observations, training and data (including trade secrets) obtained by Executive while employed by Broadwing and its subsidiaries concerning the business or affairs of Broadwing or any subsidiary. “Confidential Information” includes, without limitation, information pertaining to: (i) the identities of customers or clients with which or whom Broadwing does or seeks to do business, as well as the point of contact persons and decision-makers at these customers or clients, including their names, addresses, e-mail addresses and positions, whether contained in Broadwing’s computer database system or any written report distributed to employees; (ii) the past or present purchasing history of each customer or client; (iii) the volume of business and the nature of the business relationship between Broadwing and its customers or clients, including any computerized documents or files and/or written reports summarizing such information; (iv) the financing methods employed by and arrangements between Broadwing and its existing or potential customers or clients; (v) the pricing of Broadwing’s services and products, including any deviations from its standard pricing for particular customers or clients; (vi) Broadwing’s business plans and strategy, including customer assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vii) information regarding Broadwing’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (viii) information about Broadwing’s financial results and business condition contained on Broadwing’s computer network or in any written or printed documents; (ix) computer programs and software developed by Broadwing and tailored to Broadwing’s needs by its employees, independent contractors, consultants or vendors; (x) software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; and (xi) all technology developed, enhanced, produced and/or distributed by Broadwing, including Broadwing’s training programs and techniques.

“Covered Clients and Customers” means those persons or entities (Clients and Customers such as customers, retailers, wholesalers and distribution chains) that (i) Broadwing has provided services or products to (including, without limitation, any corporate office, headquarter, retail, or dedicated team services), or (ii) Executive, as an employee of Broadwing, either had contact with, supervised employees who had contact with, or received proprietary information about; within the last twenty four (24) month period that Executive was employed with Broadwing.

“Disability” with respect to a termination of Executive Upon Disability means Executive’s incapacity due to physical or mental illness whereby Executive (i) is considered disabled under Broadwing’s long-term disability insurance plans, or (ii) is determined to be unable to fulfill Executive’s job related functions for Broadwing under Broadwing’s existing policies.

“Good Reason” with respect to a termination by an Executive means Executive’s voluntary resignation after any of the following:

(i)	a material reduction in Executive’s compensation;

(ii)	a material reduction in Executive’s position, duties or responsibilities;

(iii)	a requirement that Executive move Executive’s principal residence because Executive’s primary place of employment or service is moved to a location greater than 50 miles away from its then current location; or

(iv)	Broadwing (or a successor) has not paid to Executive when due any salary, bonus or other material benefit.

With respect to (i)-(iv) above, “Good Reason” shall not include an insubstantial or inadvertent action by Broadwing which is remedied promptly after notice thereof is given by Executive.

“Work Product” shall mean all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Broadwing’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by Broadwing and its subsidiaries, whether before or after the date of this Agreement.

Exhibit B

GENERAL RELEASE

I,                                         , in consideration of and subject to the performance by Broadwing Corporation, a Delaware Corporation (together with its affiliates and subsidiaries, “Broadwing”), of its material obligations under the Executive Employment Agreement, dated as of March 29, 2006, (the “Agreement”), do hereby release and forever discharge as of the date hereof Broadwing and all present and former directors, officers, agents, representatives, employees, successors and assigns of Broadwing and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.	I knowingly and voluntarily release and forever discharge Broadwing and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against Broadwing or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with the Executive’s employment with, or my separation from, Broadwing (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Broadwing; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I acknowledge and agree that my separation from employment with Broadwing in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver Broadwing would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against Broadwing, or in the event I should seek to recover against Broadwing in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that (a) I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release, and (b) if any such pending charge or complaint of which I am not presently aware is or becomes in existence, I will upon becoming aware of such charge or complaint use all reasonably diligent efforts to cause such charge or complaint to be dismissed or terminated.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Broadwing, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that if I violate this General Release by bringing any Claim against Broadwing or any other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees and expenses.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange

Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with Broadwing in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to Broadwing upon reasonable notice for interviews and factual investigations; appearing at Broadwing’s request to give testimony without requiring service of a subpoena or other legal process; providing to Broadwing pertinent information; and turning over to Broadwing all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event Broadwing asks for my cooperation in accordance with this provision, Broadwing will reimburse me solely for my reasonable out-of-pocket expenses incurred in connection therewith (including travel, lodging, meals, and reasonable legal expenses, subject to Broadwing’s requirements with respect to reporting and documentation of such expenses).

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by Broadwing or by any Released Party of its obligations under the Agreement or to previously vested rights under Broadwing’s applicable plans.

12.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE, SUBSTANTIALLY IN ITS FINAL FORM ON , , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BROADWING AND BY ME.

10.	I AGREE AND ACKNOWLEDGE THAT THE CONSIDERATION FOR THIS GENERAL RELEASE IS IN ADDITION TO ANYTHING OF VALUE FOR WHICH I WAS ALREADY ENTITLED.

DATE:
Name:

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